Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF RETIREMENT OF "DIFFUSION PHARMACEUTICALS INC.", FILED IN THIS OFFICE ON THE THIRTEENTH DAY OF AUGUST, A.D. 2018, AT 11 O`CLOCK A.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

Jeffrey W. Bullock, Secretary of State

5768394 8100
SR# 20186135835

Authentication: 203235386
Date: 08-13-18

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:00 AM 08/13/2018
FILED 11:00 AM 08/13/2018
SR 20186135835 - File Number 5768394

CERTIFICATE OF RETIREMENT

OF

DIFFUSION PHARMACEUTICALS INC.

SERIES A CONVERTIBLE PREFERRED STOCK

Pursuant to Section 243 of the General Corporation Law of the State of Delaware

Diffusion Pharmaceuticals Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (hereinafter called the "Corporation"), does hereby certify:

FIRST: All of the outstanding shares of the Corporation's Series A Convertible Preferred Stock were converted into shares of the Corporation's common stock effective on or prior to January 22, 2018.

SECOND: Section 4(d) of the Certificate of Designation of Preferences, Rights and Limitations of the Series A Convertible Preferred Stock of the Corporation, filed with the Secretary of State of the State of Delaware on March 13, 2017, as amended, provides that any shares of the Corporation's Series A Convertible Preferred Stock converted into common stock of the Corporation or redeemed in accordance with the terms thereof shall be canceled and shall not be reissued.

THIRD: At a meeting of the Board of Directors of the Corporation on June 14, 2018, the Board of Directors duly adopted the following resolutions relating to the proposed retirement of all of the Series A Convertible Preferred Stock of the Corporation as set forth herein:

RESOLVED, that a Certificate of Retirement be executed and filed with the Secretary of State of the State of Delaware, which shall have the effect of retiring the Series A Convertible Preferred Stock and eliminating from the Certificate of Incorporation of the Corporation, as amended, all matters set forth therein with respect to the Series A Convertible Preferred Stock of the Corporation;

FOURTH: Accordingly, pursuant to Section 243(b) of the General Corporation Law of the State of Delaware, upon the effective date of the filing of this Certificate of Retirement, all of the 13,750,000 authorized shares of preferred stock of the Corporation designated as Series A Convertible Preferred Stock will be retired and the Certificate of Incorporation of the Corporation, as amended, shall be amended so as to eliminate therefrom all references to the Corporation's Series A Convertible Preferred Stock, and all 13,750,000 shares of preferred stock previously designated as Series A Convertible Preferred Stock shall resume the status of authorized, undesignated and unissued shares of preferred stock of the Corporation, par value $0.001 per share, of the Corporation.

IN WITNESS WHEREOF, Diffusion Pharmaceuticals Inc. has caused this certificate to be signed by David G. Kalergis, its Chief Executive Officer, this 13th day of August 2018.

DIFFUSION PHARMACEUTICALS INC.

By: ______________________________
Name: David G. Kalergis
Title: Chief Executive Officer